As filed with the Securities and Exchange Commission on January 21, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
 Under
The Securities Act of 1933

CISCO SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

California	77-0059951
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

170 West Tasman Drive,
San Jose, California 95134-1706
(Address of principal executive offices) (Zip Code)

PSIONIC SOFTWARE, INC. 2000 STOCK OPTION PLAN (As Assumed by Cisco Systems, Inc.)

(Full title of the Plan(s))

John T. Chambers
President, Chief Executive Officer and Director
Cisco Systems, Inc.
300 East Tasman Drive
San Jose, California 95134-1706
(Name and address of agent for service)
(408) 526-4000
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered (1)	Offering Price per Share	Aggregate Offering Price	Registration Fee

Psionic Software, Inc. 2000 Stock Option Plan (as assumed by Registrant) Cisco Systems, Inc. Common Stock, $0.001 par value per share	167,408 shares	$6.16 (2)	$1,031,233.28	$94.88

(1)	This Registration Statement shall also cover any additional shares of Cisco Systems, Inc. Common Stock which become issuable under the Psionic Software, Inc. 2000 Stock Option Plan (as assumed by Registrant) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options assumed by the Registrant.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

               Cisco Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 27, 2002 filed with the Commission on September 18, 2002 (as amended on Form 10-K/A filed with the Commission on November 21, 2002), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 21, 2002, for the period ended October 26, 2002;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 5, 2002, August 20, 2002, September 18, 2002, October 11, 2002, October 23, 2002, and December 27, 2002;

(d)	The Registrant’s Registration Statement No. 000-18225 on Form 8-A filed with the Commission on January 11, 1990, together with Amendment No. 1 on Form 8-A/A filed with the Commission on February 15, 1990, and including any other amendments or reports filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, and;

(e)	The Registrant’s Registration Statement No. 000-18225 on Form 8-A filed with the Commission on June 11, 1998, including any amendments or reports filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Registrant’s Preferred Stock Purchase Rights.

               All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

               Not applicable.

Item 5. Interests of Named Experts and Counsel

               As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially own an aggregate of approximately 75,854 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers

               Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and officers.

Item 7. Exemption from Registration Claimed

               Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-18225 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(d) and 3(e).
5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Psionic Software, Inc. 2000 Stock Option Plan.
99.2	Form of Psionic Software, Inc. Notice of Grant of Stock Option and Stock Option Agreement.
99.3	Form of Stock Option Assumption Agreement.

Item 9. Undertakings

               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Psionic Software, Inc. 2000 Stock Option Plan (as assumed by Registrant).

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on this 20th day of January, 2003.

Cisco Systems, Inc.

By:	/s/ John T. Chambers
John T. Chambers President, Chief Executive Officer and Director

POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cisco Systems, Inc., a California corporation, do hereby constitute and appoint John T. Chambers, President, Chief Executive Officer and Director and Larry R. Carter, Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

               IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John T. Chambers
President, Chief Executive Officer and
John T. Chambers	Director (Principal Executive Officer)	January 20, 2003

Senior Vice President, Finance and
/s/ Larry R. Carter	Administration, Chief Financial
Officer, Secretary and Director
Larry R. Carter	(Principal Financial and Accounting	January 20, 2003
Officer)

John P. Morgridge	Chairman of the Board and Director	January , 2003

Signature	Title	Date

Donald T. Valentine	Vice Chairman of the Board and Director	January , 2003

/s/ Carol A. Bartz
Carol A. Bartz	Director	January 20, 2003

/s/ Carleton S. Fiorina
Carleton S. Fiorina	Director	January 20, 2003

/s/ Dr. James F. Gibbons
Dr. James F. Gibbons	Director	January 20, 2003

/s/ Dr. John L. Hennessy
Dr. John L. Hennessy	Director	January 20, 2003

James C. Morgan	Director	January , 2003

/s/ Arun Sarin
Arun Sarin	Director	January 20, 2003

/s/ Steven M. West
Steven M. West	Director	January 20, 2003

/s/ Jerry Yang
Jerry Yang	Director	January 20, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-18225 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(d) and 3(e).
5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Psionic Software, Inc. 2000 Stock Option Plan.
99.2	Form of Psionic Software, Inc. Notice of Grant of Stock Option and Stock Option Agreement.
99.3	Form of Stock Option Assumption Agreement.